EXHIBIT 99.1

PC Mall Hires Oren J. Hartman as Executive Vice President

Industry Veteran to Lead PCM’s Effort in the Small and Mid-Sized business market

EL SEGUNDO, CA — December 3, 2012 - PC Mall, Inc. (NASDAQ:MALL) announced today that the Company has hired Oren J. Hartman as its Executive Vice President of Corporate Sales. Mr. Hartman, reporting to the Company’s CEO, will be responsible for PCM’s effort in the small and mid-sized business market.

Mr. Hartman was most recently working as a consultant in the IT space, and spent almost 16 years at CDW Corporation.  There he held various leadership positions including serving as CDW’s Vice President of National Sales and Services, where he had responsibility for growing CDW’s solutions sales through its sales forces in the US and Canada.  Mr. Hartman graduated from the University of Wisconsin in Madison with a degree in Economics.

Frank Khulusi, Chairman, President and CEO of PC Mall, Inc. said, “I am very pleased to have Oren join our team.  His ability to think strategically and his proven ability to build highly productive inside and outside sales teams will be an enormous asset for us as we seek to get closer to our customers and increasingly provide them with value added IT solutions.  Oren will play a key role as we seek to grow in 2013 and beyond with the launch of our unified and streamlined brand strategy, and as we implement our strategic initiatives designed to optimize our sales and profitable growth.”

About PC Mall, Inc.

PC Mall, Inc., through its wholly-owned subsidiaries, is a leading technology solutions provider to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers. Effective January 1, 2013, the company will change the corporate name of PC Mall to PCM, Inc. and combine its primary commercial subsidiaries PC Mall Sales, Inc., Sarcom, Inc. and PC Mall Services, Inc. into a single subsidiary. The combined subsidiary will operate under the unified commercial brand PCM and will generally include our SMB, MME and portions of our Corporate & Other segments. Additionally, in connection with the rebranding, our PC Mall Gov, Inc. subsidiary will change its name to PCMG, Inc. and will operate under the brand PCM-G.  In the 12 months ended September 30, 2012, we generated approximately $1.5 billion in revenue and now have approximately 2,900 employees, over 68% of which are in sales or service positions. For more information please visit pcmall.com/investor or call (310) 354-5600.

Contact:

Matt Selinger, Partner

Genesis Select Corporation

(303) 415-0200